Exhibit 99.3

Index to Consolidated Financial Statements

COAST CASINOS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors and Stockholders of Coast Casinos, Inc. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Coast Casinos, Inc. and Subsidiaries (the “Company”) as of December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Las Vegas, Nevada

January 28, 2004, except for Note 18 – “Subsequent Events” as to which the date is February 6, 2004

COAST CASINOS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2003

(dollars in thousands, except share data)

	2002	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,523	$49,517
Accounts receivable, less allowance for doubtful accounts of $414 (2002) and $381 (2003)	7,442	6,574
Inventories	7,332	8,954
Prepaid expenses	7,114	9,407
Other current assets	6,647	11,553

TOTAL CURRENT ASSETS	66,058	86,005
PROPERTY AND EQUIPMENT, net	712,244	743,283
OTHER ASSETS	8,087	10,647

	$786,389	$839,935

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$15,327	$15,890
Accrued liabilities	47,332	49,091
Construction accounts payable	12,645	3,355
Current portion of long-term debt	17,162	1,376

TOTAL CURRENT LIABILITIES	92,466	69,712
LONG-TERM DEBT, less current portion	448,624	471,543
DEFERRED INCOME TAXES	29,972	41,031
DEFERRED RENT	27,096	30,214

TOTAL LIABILITIES	598,158	612,500

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 75,000,000 shares authorized, 1,461,178 shares issued and outstanding	15	15
Treasury stock (33,175 shares)	(3,333)	(3,333)
Additional paid-in capital	95,398	95,398
Retained earnings	96,151	135,355

TOTAL STOCKHOLDERS’ EQUITY	188,231	227,435

	$786,389	$839,935

The accompanying notes are an integral part of these consolidated financial statements.

COAST CASINOS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For The Years Ended December 31, 2001, 2002 and 2003

(dollars in thousands, except share data)

	2001	2002	2003
OPERATING REVENUES:
Casino	$387,513	$406,245	$431,160
Food and beverage	106,898	112,763	115,333
Hotel	38,446	41,787	52,635
Other	36,740	39,723	46,476

GROSS OPERATING REVENUES	569,597	600,518	645,604
Less: promotional allowances	(51,613)	(55,398)	(53,106)

NET OPERATING REVENUES	517,984	545,120	592,498

OPERATING EXPENSES:
Casino	174,236	182,050	174,912
Food and beverage	77,785	83,873	85,726
Hotel	15,071	17,327	20,909
Other	27,944	29,420	39,818
General and administrative	91,558	104,228	108,952
Land leases	5,060	5,370	5,365
Deferred rent	3,538	3,228	3,118
Depreciation and amortization	36,549	41,575	48,962

TOTAL OPERATING EXPENSES	431,741	467,071	487,762

OPERATING INCOME	86,243	78,049	104,736

OTHER INCOME (EXPENSES):
Interest expense	(30,635)	(33,173)	(37,575)
Interest income	405	58	36
Interest capitalized	1,048	2,950	1,250
Loss on early retirement of debt	—	—	(419)
Other income (expense)	(1,815)	425	(678)

TOTAL OTHER INCOME (EXPENSES)	(30,997)	(29,740)	(37,386)

INCOME BEFORE INCOME TAXES	55,246	48,309	67,350
PROVISION FOR INCOME TAXES	18,815	16,595	23,032

NET INCOME	$36,431	$31,714	$44,318

Basic net income per share of common stock	$24.91	$21.70	$30.33

Diluted net income per share of common stock	$24.32	$21.38	$29.78

Dividends declared per share	$—	$—	$3.50

Basic weighted average shares outstanding	1,462,366	1,461,178	1,461,178

Diluted weighted average shares outstanding	1,497,781	1,483,392	1,487,937

The accompanying notes are an integral part of these consolidated financial statements.

COAST CASINOS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For The Years Ended December 31, 2001, 2002 and 2003

(dollars in thousands, except share data)

	Common Stock		Treasury Stock	Additional Paid-In Capital	Retained Earnings	Total
	Shares	Stock
Balances at December 31, 2000	1,463,178	$15	$(3,118)	$95,398	$28,006	$120,301
Repurchase of common stock	(2,000)	—	(215)	—	—	(215)
Net income	—	—	—	—	36,431	36,431

Balances at December 31, 2001	1,461,178	15	(3,333)	95,398	64,437	156,517
Net income	—	—	—	—	31,714	31,714

Balances at December 31, 2002	1,461,178	15	(3,333)	95,398	96,151	188,231
Net income	—	—	—	—	44,318	44,318
Dividends paid	—	—	—	—	(5,114)	(5,114)

Balances at December 31, 2003	1,461,178	$15	$(3,333)	$95,398	$135,355	$227,435

The accompanying notes are an integral part of these consolidated financial statements.

COAST CASINOS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Years Ended December 31, 2001, 2002 and 2003

(dollars in thousands)

	2001	2002	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$36,431	$31,714	$44,318

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	36,549	41,575	48,962
Loss on early retirement of debt	—	—	419
Loss on disposal of assets	1,815	2,312	678
Deferred rent	3,538	3,228	3,118
Deferred income taxes	7,389	10,726	10,832
Net amortization of debt offering costs and original issue premium	1,226	931	991
(Increase) decrease in operating assets:
Accounts receivable	(1,033)	(153)	934
Refundable income taxes	3,831	(729)	(4,800)
Inventories	(107)	(5)	(1,622)
Prepaid expenses and other assets	(420)	(974)	(2,543)
Increase (decrease) in operating liabilities:
Accounts payable	(3,170)	2,189	563
Accrued liabilities	2,853	6,271	1,759

TOTAL ADJUSTMENTS	52,471	65,371	59,291

NET CASH PROVIDED BY OPERATING ACTIVITIES	88,902	97,085	103,609

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of amounts in construction accounts payable	(112,178)	(199,475)	(91,025)
Proceeds from sale of assets	10,453	1,522	739

NET CASH USED IN INVESTING ACTIVITIES	(101,725)	(197,953)	(90,286)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt, including original issue premium in 2002, net of financing costs	49,071	103,191	17,820
Principal payments on long-term debt	(4,243)	(150)	(161)
Repurchase of common stock	(215)	—	—
Proceeds from borrowings under bank term loan, net of financing costs	—	—	74,054
Proceeds from borrowings under bank lines of credit, net of financing costs	36,000	122,000	104,072
Repayments of borrowings under bank lines of credit	(68,000)	(130,000)	(192,000)
Dividends paid	—	—	(5,114)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	12,613	95,041	(1,329)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(210)	(5,827)	11,994
CASH AND CASH EQUIVALENTS, at beginning of year	43,560	43,350	37,523

CASH AND CASH EQUIVALENTS, at end of year	$43,350	$37,523	$49,517

The accompanying notes are an integral part of these consolidated financial statements.

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — Background Information and Basis of Presentation

Background Information

Coast Casinos, Inc. and Subsidiaries (the “Company” or “Coast Casinos”) is a Nevada corporation with no independent assets or operations and serves only as a holding company for Coast Hotels and Casinos, Inc. (“Coast Hotels”), also a Nevada corporation. Coast Casinos changed its name from Coast Resorts, Inc. on July 2, 2002. Through its wholly owned subsidiary, Coast Hotels, the Company owns and operates the following hotel-casinos in Las Vegas, Nevada:

•	The Orleans Hotel and Casino, which opened in December 1996, is located approximately one and one-half miles west of the Las Vegas Strip on Tropicana Avenue.

•	The Gold Coast Hotel and Casino, which opened in December 1986, is located approximately one mile west of the Las Vegas Strip on Flamingo Road.

•	The Suncoast Hotel and Casino, which opened in September 2000, is located near Summerlin in the west end of the Las Vegas valley, approximately nine miles from the Las Vegas Strip.

•	The Barbary Coast Hotel and Casino, which opened in March 1979, is located on the Las Vegas Strip.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated for all periods presented.

NOTE 2 — Summary of Significant Accounting Policies

Inventories

Inventories, which consist primarily of food and beverage, liquor store, and gift shop merchandise, are valued at the lower of cost or market value (which is determined using the first-in, first-out and the average cost methods) except for the base stocks of bar glassware and restaurant china which are stated at original cost with subsequent replacements charged to expense.

Original Issue Premium and Debt Issue Costs

Original issue premium is amortized over the life of the related indebtedness using the effective interest method. Costs associated with the issuance of debt are deferred and amortized over the life of the related indebtedness also using the effective interest method.

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies (continued)

Accounts Receivable

Accounts receivable are due within one year and recorded net of amounts estimated to be uncollectible.

Property, Equipment and Depreciation

Property and equipment are stated at cost. Expenditures for additions, renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the accounts and the resulting gain or loss is included in income. Depreciation is computed by the straight-line method over the estimated useful lives of property and equipment, which range from 5 to 15 years for equipment and 25 to 40 years for buildings and improvements.

During construction, the Company capitalizes interest and other direct and indirect development costs. Interest is capitalized monthly by applying the effective interest rate on certain borrowings to the average balance of expenditures. The interest that was capitalized was $1.0 million (2001), $3.0 million (2002) and $1.3 million (2003).

Pre-opening and Related Promotional Expense

There were no pre-opening costs during the years ended December 31, 2001, 2002 and 2003.

Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances warrant such a review. The carrying value of long-lived or intangible assets is considered impaired when the anticipated undiscounted cash flow from such assets is less than their carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the assets. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

Effective January 1, 2002 the Company adopted Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets”. This statement retains the prior requirements of SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ” to recognize impairments on property, plant and equipment. The adoption of SFAS 144 had no impact on the Company’s financial position, results of operations or cash flows.

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies (continued)

Advertising Costs

Costs for advertising are expensed as incurred, except costs for direct-response advertising, which are capitalized and amortized over the period of the related program, which normally does not exceed two to three months. Direct-response advertising costs consist primarily of mailing costs associated with direct mail programs. Capitalized advertising costs were immaterial at December 31, 2001, 2002 and 2003. Advertising expense was approximately $8.3 million, $7.3 million and $7.2 million for the years ended December 31, 2001, 2002 and 2003, respectively.

Revenue Recognition

In accordance with common industry practice, the Company recognizes as casino revenue the net win from gaming activities, which is the difference between amounts wagered and amounts paid to winning patrons. Additionally, the Company recognizes revenue upon the occupancy of its hotel rooms, upon the delivery of food, beverage and other services, and upon performance for entertainment revenue.

Deferred Revenue

Wagers received on all sporting events are recorded as a liability until the final outcome of the event when the payoffs, if any, can be determined.

Progressive Jackpot Payouts

The Company has a number of progressive slot machines, progressive poker games and a progressive keno game. As coins are played on the progressive slot machines, the amount available to win increases, to be paid out when the appropriate jackpot is hit. The keno game and poker game payouts also increases with the amount of play, to be paid out when hit. In accordance with common industry practice, the Company has recorded the progressive jackpot as a liability with a corresponding charge against casino revenue.

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies (continued)

Promotional Allowances

The retail value of hotel accommodations and food and beverage items provided to customers without charge is included in gross revenues and then deducted as promotional allowances, to arrive at net revenues. The following is a breakdown of these complimentary revenues for the years ended December 31, 2001, 2002 and 2003:

	December 31,
	2001	2002	2003
	(in thousands)
Complimentary revenues:
Food and beverage	$42,294	$43,859	$41,929
Hotel	6,657	7,493	7,419
Other	2,662	4,046	3,758

Promotional allowances	$51,613	$55,398	$53,106

The estimated cost of providing these complimentary services is as follows for the years ended December 31, 2001, 2002 and 2003:

	December 31,
	2001	2002	2003
	(in thousands)
Food and beverage	43,348	44,295	41,024
Hotel	$2,789	$3,148	$2,618

	$46,137	$47,443	$43,642

The cost of promotional allowances has been allocated to expense as follows for the years ended December 31, 2001, 2002 and 2003:

	December 31,
	2001	2002	2003
	(in thousands)
Casino	$43,834	$45,212	$41,352
Other	2,303	2,231	2,290

	$46,137	$47,443	$43,642

Slot Club Promotion

Coast Hotels has established promotional clubs to encourage repeat business from frequent and active slot machine customers. Members in the clubs earn points based on slot activity accumulated in the members’ account. Points can be redeemed for cash, food and beverage, retail items and services in our hotel-casinos. Coast Hotels accrues, as a reduction to revenue, for slot club points expected to be redeemed in the future.

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies (continued)

Income Taxes

Coast Casinos accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109 deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Cash and Cash Equivalents

Coast Casinos considers all highly liquid investments with a remaining maturity at acquisition of three months or less to be cash equivalents. Cash in excess of daily requirements is typically invested in U.S. Government-backed repurchase agreements with maturities of 30 days or less. Such investments are generally made with major financial institutions having a high credit rating. At times, the Company’s cash deposited in financial institutions may be in excess of federally insured limits. These instruments are stated at cost, which approximates fair value because of their short maturity.

Earnings Per Share

Basic earnings per share is computed based on weighted average shares outstanding while diluted earnings per share reflects the additional dilution for all potential dilutive securities, such as stock options and warrants.

Short-term Investments

Short-term investments purchased with an original maturity of over three months but less than one year are stated at cost, which approximates fair value because of their short maturity. There were no short-term investments at December 31, 2002 or 2003.

Concentration of Credit Risk

The Company extends credit to patrons after background checks and investigations of creditworthiness and does not require collateral. The Company has a concentration of credit risk in Southern Nevada. The Company records provisions for potential credit losses and such losses have been within management’s expectations. Management believes that as of December 31, 2003, no significant concentration of credit risk exists for which an allowance has not already been determined and recorded.

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies (continued)

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates those estimates, including those related to asset impairment, accruals for slot marketing points, self-insurance, compensation and related benefits, revenue recognition, allowance for doubtful accounts, contingencies, and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Stock Options

The Financial Accounting Standards Board has issued Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). This Statement defines a fair value based method of accounting for an employee stock option in which companies account for stock options by recognizing, as compensation expense in the statement of operations, the fair value of stock options granted over the vesting period of the option. The statement also permits companies to continue accounting for stock options under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). The Company has elected to account for stock options under APB No. 25 and to disclose the pro forma impact on net income and earnings per share as if the Company had used the fair value method recommended by SFAS 123, as amended by Statement No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FAS 123.” The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition principles of SFAS 123 to stock-based compensation:

	Year Ended December 31,
	2001	2002	2003
	(dollars in thousands)
Net income, as reported	$36,431	$31,714	$44,318
Deduct: Total stock-based employee compensation expense determined under the minimum value method for all awards, net of related tax effects	(247)	(19)	—

Pro forma net income	$36,184	$31,695	$44,318

Basic-as reported	$24.91	$21.70	$30.33

Basic-pro forma	$24.74	$21.69	$30.33

Diluted-as reported	$24.32	$21.38	$29.78

Diluted-pro forma	$24.16	$21.37	$29.78

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies (continued)

Stock Options (continued)

The fair value for the options was estimated at the date of grant to be $20.90 using the minimum value method (which is appropriate for valuing options of companies without publicly traded stock) with the following weighted-average assumptions: risk-free rate of return of approximately 5.0%, expected life of the options of five years and a 0% dividend yield. For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the respective vesting periods of the options.

Accounting for Derivative Instruments and Hedging Activity

In June 1998, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 133 (“SFAS 133”) entitled “Accounting for Derivative Instruments and Hedging Activities”, which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If specific conditions are met, a derivative may be specifically designated as a hedge of specific financial exposures. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and, if used in hedging activities, its effective use as a hedge. SFAS 133, as amended, is effective for all fiscal quarters of fiscal years beginning after December 31, 2000. SFAS 133 is not applied retroactively to financial statements for prior periods. The Company adopted SFAS 133 on January 1, 2001 as required.

New Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board issued Statement No. 145 (“SFAS 145”) “Rescission of FASB Statements Nos. 4, 44 and 64 and Amendment of FASB Statement No. 13.” SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations. Due to the adoption of SFAS 145, the Company has not presented losses on early retirements of debt as an extraordinary item.

In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies (for guarantees issued after January 1, 2003) that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee. At December 31, 2003, the Company did not have any outstanding guarantees and accordingly the adoption of FIN 45 did not have a material impact on our financial position, results of operations or cash flows.

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies (continued)

New Accounting Pronouncements (continued)

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” This interpretation addresses the requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interests. The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary. The Company has reviewed its major relationships and its overall economic interests with other companies consisting of related parties, companies in which it has an equity position, and other suppliers to determine the extent of our variable economic interest in these parties. The adoption of FIN 46 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In May 2003, the Financial Accounting Standards Board issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). As the Company’s equity securities are not publicly traded, the Company is a nonpublic entity as defined by SFAS 150, and this pronouncement will be effective at the beginning of the first interim period beginning after December 15, 2003. The adoption of SFAS 150 will not have a material impact on the Company’s financial position, results of operations or cash flows as the Company currently does not have any such financial instruments.

Reclassifications

Certain amounts in the 2001 and 2002 financial statements have been reclassified to conform to the 2003 presentation.

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — Property and Equipment

Major classes of property and equipment consist of the following as of December 31, 2002 and 2003:

	December 31,
	2002	2003
	(in thousands)
Building	$539,936	$638,545
Furniture and fixtures	291,708	295,078

	831,644	933,623
Less accumulated depreciation	(192,309)	(235,585)

	639,335	698,038
Land	20,651	38,822
Construction in progress	52,258	6,423

Net property and equipment	$712,244	$743,283

On January 17, 2003, the Company purchased approximately 2.5 acres of real property adjacent to the Barbary Coast for $18.1 million. The Company uses the land for valet parking and as an employee parking lot.

NOTE 4—Leases

The Barbary Coast occupies approximately 1.8 acres at the intersection of Flamingo Road and the Strip that we lease pursuant to a lease dated May 1, 1993. The lease provides for rental payments of $175,000 per year during the initial term of the lease that expired on May 1, 2003. Coast Hotels exercised the first of two 30-year options, with rental payments increasing to $190,000 per year during the first ten years of the renewal period. Coast Hotels has an option to purchase the leased property at any time during the six month period prior to the expiration of the initial term of the lease, provided that certain conditions are met, at a purchase price equal to the greater of $3.5 million or the then appraised value of the real property. Should the landlord desire to sell the real property during the initial term of the lease, Coast Hotels has a right of first refusal.

The Orleans occupies a portion of an approximately 80-acre site on West Tropicana Avenue that is leased under a ground lease entered into by Coast Hotels and the Tiberti Company, a Nevada general partnership of which J. Tito Tiberti, a director of both Coast Casinos and Coast Hotels, is managing partner. The lease had an effective commencement date of October 1, 1995, an initial term of 50 years, and includes an option, exercisable by the Company, to extend the initial term for an additional 25 years. The lease provides for monthly rental payments of $200,000 per month through February 2002, $225,000 per month during the 48-month period thereafter, and $250,000 per month during the 60-month period thereafter. In March 2011, annual rental payments will increase on a compounding basis at a rate of 3.0% per annum. In addition, the Company has an option to purchase the real property during the two-year period commencing in February 2016. The lease provides that the purchase price will be the fair market value of the real property at the time of exercise, provided that the purchase price will not be less than 10 times, nor more than 12 times, annual rent at such time.

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—Leases (continued)

The Suncoast occupies an approximately 50-acre site that is leased pursuant to an agreement dated as of October 28, 1994. The initial term of the lease expires on December 31, 2055. The lease contains three options, exercisable by Coast Hotels, to extend the term of the lease for 10 years each. The lease provided for monthly rental payments of $166,667 for the year ended December 31, 1995. Thereafter, the monthly rent increases by the amount of $5,000 in January of each year. The landlord has the option to require the Company to purchase the property at the end of 2014, 2015, 2016, 2017 and 2018, at the fair market value of the real property at the time the landlord exercises the option, provided that the purchase price will not be less than 10 times nor more than 15 times the annual rent at such time. Based on the terms of the lease, the potential purchase price commitment ranges from approximately $31.0 million to approximately $51.0 million in the years 2014 through 2018. Coast Hotels has a right of first refusal in the event the landlord desires to sell the property at any time during the lease term.

In February 2002 Coast Hotels signed an agreement to sublease space from Green Valley Partners, Inc., a Nevada corporation doing business as Renata’s, a casino on Sunset Road in Henderson, Nevada. Coast Hotels operates a sports book at Renata’s and pays rent to Green Valley Partners equal to one half of the operating profit of the Renata’s sports book, as defined. The agreement calls for payment of rent only after Coast Hotels had recovered approximately $706,000 related to the initial construction and development of the Renata’s sports book. Such expenses were fully recovered during 2003, and rental expense of approximately $11,000 was incurred during 2003.

Future Minimum Lease Payments

The following is an annual schedule of future minimum cash lease payments required under operating leases that have initial or remaining noncancelable terms in excess of one year as of December 31, 2003:

Operating Leases

Year Ending December 31,	Payments
(in thousands)
2004	$5,430
2005	5,490
2006	5,800
2007	5,910
2008	5,970
Later years	393,074

Total minimum lease payments	$421,674

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—Leases (continued)

Rent Expense

Rent expense for the years ended December 31, 2001, 2002 and 2003 is as follows:

	December 31,
	2001	2002	2003
	(in thousands)
Occupancy rentals	$8,598	$8,598	$8,483
Other equipment	42	23	55

	$8,640	$8,621	$8,538

NOTE 5—Accrued Liabilities

Major classes of accrued liabilities consist of the following as of December 31, 2002 and 2003:

	December 31,
	2002	2003
	(in thousands)
Slot club liability	$6,415	$5,901
Compensation and benefits	16,399	17,847
Progressive jackpot payouts	4,687	4,915
Customer deposits and unpaid winners	6,873	6,681
Deferred sports book revenue	1,765	2,516
Taxes	1,076	1,178
Accrued interest expense	7,761	7,815
Outstanding chip and token liability	1,721	1,499
Other	635	739

	$47,332	$49,091

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — Long-Term Debt

Long-term debt consists of the following as of December 31, 2002 and 2003:

	December 31,
	2002	2003
	(in thousands)
9.5% senior subordinated notes due April 2009, with interest payable semi-annually on April 1 and October 1, including unamortized original issue premium of $3,706 in 2003 and $4,412 in 2002	$329,412	$328,706
Senior secured credit facility due September 2004, collateralized by substantially all of the assets of Coast Hotels and Casinos, Inc.	136,000	—
Senior secured credit facility - $225.0 million revolving line of credit due September 2008, collateralized by substantially all of the assets of Coast Hotels and Casinos, Inc.	—	51,000
Senior secured credit facility - $75.0 million term loan due September 2008, collateralized by substantially all of the assets of Coast Hotels and Casinos, Inc.	—	75,000
Variable-rate note due March 2009, collateralized by 1996 Canadair Challenger aircraft	—	18,000
Other notes payable	374	213

	465,786	472,919
Less: current portion	17,162	1,376

	$448,624	$471,543

In March 1999, Coast Hotels issued $175.0 million principal amount of 9.5% senior subordinated notes due in 2009 with interest payable on April 1 and October 1 of each year through their maturity in March 2009. On February 2, 2001, Coast Hotels issued an additional $50.0 million principal amount of senior subordinated notes. The net proceeds of approximately $49.1 million were used to reduce borrowings under the then existing credit facility. On March 19, 2002, Coast Hotels issued an additional $100.0 million principal amount of its senior subordinated notes. The notes were issued at a premium and the net proceeds of $103.2 million were used to reduce borrowings under the then existing credit facility. The notes issued in 2001 and 2002 were issued under the same indenture and have the same terms, interest rate and maturity date as the original $175.0 million principal amount of senior subordinated notes issued in 1999. Coast Casinos is a full and unconditional guarantor of this indebtedness.

In February 2003, Coast Hotels borrowed $18.0 million under a secured loan agreement, collateralized by a Company-owned aircraft. The proceeds were used to reduce borrowings under the then existing credit facility. The loan bears interest at a premium of 2.25% over the 30-day London Interbank Offered Rate (“LIBOR”), which is adjusted monthly. As of December 31, 2003, the interest rate was 3.37%, and for the year ended December 31, 2003, the weighted average interest rate was 3.45%. Payments of interest only are required during the first twelve months. Commencing on March 28, 2004, Coast Hotels will be required to make monthly principal payments of $120,000 plus interest on the unpaid balance. A balloon payment of the remaining principal balance is due in February 2009.

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — Long-Term Debt (continued)

In September 2003, Coast Hotels replaced its existing credit facility with a $300.0 million senior secured credit facility due September 2008. The facility includes a $225.0 million revolving credit facility and a $75.0 million term loan. Subject to the satisfaction of certain conditions, Coast Hotels may increase the commitments under the senior secured credit facility by up to $50.0 million. Coast Casinos is a full and unconditional guarantor of the indebtedness under the senior secured credit facility. Borrowings under the senior secured credit facility bear interest, selected monthly at Coast Hotels’ option, at a premium over the base rate or the one-, two-, three- or six-month Eurodollar Rate (“Eurodollar”). The premium varies depending on a certain financial ratio and can vary, if determined by reference to the base rate, between 0.5% and 1.25% and, if determined by reference to Eurodollar, between 1.75% and 2.5%. As of December 31, 2003, using the one-month Eurodollar option, the premium over Eurodollar was 2.00% and the interest rate was 3.15%. For the year ended December 31, 2003, the weighted average interest rate for the senior secured credit facility (including the indebtedness replaced thereby) was 3.40%. Coast Hotels incurs a commitment fee, payable quarterly in arrears, on the unused portion of the senior secured credit facility. This fee varies depending on a certain financial ratio and can vary between 0.375% and 0.5% per annum. As of December 31, 2003, the fee was 0.375% per annum times the average unused portion of the facility.

In accordance with the terms of the senior secured credit facility, commencing on December 31, 2005 and each quarter thereafter, Coast Hotels is required to repay the $75.0 million term loan in an amount equal to 8.3333% of the principal amount of the term loan then outstanding. Advances under the senior secured credit facility may be used for working capital, general corporate purposes, and certain improvements to existing properties. As of December 31, 2003, all of the $75.0 million term loan was outstanding and $51.0 million was drawn on the $225.0 million revolving line of credit with $173.9 million of availability remaining (net of a $119,000 letter of credit).

The credit agreement governing the senior secured credit facility contains covenants that, among other things, limit Coast Hotels’ ability to pay dividends or make advances to Coast Casinos, to make certain capital expenditures, to repay certain existing indebtedness, to incur additional indebtedness or to sell material assets. Additionally, the credit agreement requires that Coast Hotels maintain certain financial ratios with respect to leverage and fixed charge coverage. Coast Hotels is also subject to certain covenants associated with the indenture governing its senior subordinated notes, including, in part, limitations on certain restricted payments, the incurrence of additional indebtedness and asset sales. As of December 31, 2003, the net assets of Coast Hotels amounted to $227.4 million of which $211.9 million was restricted under the terms of the indenture governing the senior subordinated notes. At December 31, 2003, management believes that Coast Hotels was in compliance with all covenants and required ratios. See Note 18 – “Subsequent Events.”

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — Long-Term Debt (continued)

On April 2, 2002, the Company entered into an interest rate swap agreement with a member of the Company’s bank group wherein $100.0 million notional amount of the Company’s fixed rate debt was converted to a floating rate. The fixed rate paid to the Company was 5.77% and the floating rate paid to the bank was based on six-month LIBOR and set at 2.33% for the six months ended September 30, 2002. On July 16, 2002, the Company terminated the swap agreement and received $3.75 million, comprised of $1.0 million of accrued interest receivable and a gain of $2.7 million, which was recorded in the second quarter.

Maturities on long-term debt are as follows:

Year Ending December 31,	Maturities
(in thousands)
2004	$1,376
2005	7,693
2006	21,651
2007	15,711
2008	86,718
Thereafter	339,770

$472,919

NOTE 7—Income Taxes

The components of the income tax provision for the years ended December 31, 2001, 2002 and 2003 were as follows:

	December 31,
	2001	2002	2003
	(in thousands)
Federal:
Current	$11,426	$5,869	$12,200
Deferred	7,389	10,726	10,832

	$18,815	$16,595	$23,032

The income tax provision for the years ended December 31, 2001, 2002 and 2003 differs from that computed at the federal statutory corporate tax rate as follows:

	December 31,
	2001	2002	2003
Federal statutory rate	35.0%	35.0%	35.0%
Other	(0.9)%	(0.7)%	(0.8)%

Effective tax rate	34.1%	34.3%	34.2%

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7—Income Taxes (continued)

The tax effects of significant temporary differences representing net deferred tax assets and liabilities at December 31, 2002 and 2003 are as follows:

	December 31,
	2002	2003
	(in thousands)
Deferred tax assets:
Current:
Accrued vacation	$1,490	$1,473
Allowance for doubtful accounts	214	209
Accrued slot club points	46	19
Progressive liabilities	1,081	1,097
Accrued medical and other benefits	562	822

Total current	3,393	3,620

Non-current:
Deferred rent	9,483	10,575

Total non-current	9,483	10,575

Total deferred tax assets	12,876	14,195

Deferred tax liabilities:
Non-current:
Property, plant and equipment	(39,455)	(51,606)

Total deferred tax liabilities	(39,455)	(51,606)

Net deferred tax liability	$(26,579)	$(37,411)

NOTE 8 — Fair Value of Financial Instruments

The following estimated fair values of Coast Hotels’ financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair values due to the short-term maturities of these instruments. The carrying amounts and estimated fair values of the Company’s other financial instruments at December 31, 2002 and 2003 are as follows:

	December 31,
	2002		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)		(in thousands)
Liabilities:
Current portion of long-term debt	$17,162	$17,162	$1,376	$1,376

Variable rate note	$—	$—	$16,800	$16,800

Senior secured credit facility	$119,000	$119,000	$126,000	$126,000

9.5% senior subordinated notes	$329,412	$344,500	$328,706	$341,656

Other long-term debt	$212	$212	$37	$37

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — Fair Value of Financial Instruments (continued)

For the current portion of long-term debt, the carrying amount approximates fair value due to the short-term nature of such debt. The carrying amount on the senior secured credit facility is a reasonable estimate of fair value because this debt is carried with a floating interest rate. The fair value of the 9.5% senior subordinated notes was determined based upon market quotes. For all other long-term debt, the fair value is estimated using a discounted cash flow analysis, based on the incremental borrowing rates currently available to the Company for debt with similar terms and maturity.

NOTE 9 — Commitments and Contingencies

The Company is involved in various legal and regulatory actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

NOTE 10 — Related Party Transactions

Coast Hotels maintains numerous racetrack dissemination contracts with Las Vegas Dissemination Company, Inc. (“LVDC”). Michael J. Gaughan’s son, John Gaughan, is the president and sole stockholder of LVDC. LVDC has been granted a license by the Nevada Gaming Authorities to disseminate live racing for those events and tracks for which it enters contracts and has been granted the exclusive right to disseminate all pari-mutuel services and race wire services to Nevada casinos. Under these dissemination contracts, the Company pays to LVDC between 3% and 5% of the wagers it accepts for races held at the racetracks covered by the respective contracts. The Company also pays to LVDC a monthly fee for race wire services. The terms on which the dissemination services are provided are regulated by the Nevada Gaming Authorities. Additionally, the Company has other agreements with LVDC, which are not subject to regulation by Nevada Gaming Authorities, to provide ancillary services, equipment and support to its race and sports book operations. For the fiscal years ended December 31, 2001, 2002 and 2003, the Company incurred expenses to LVDC of approximately $1.4 million, $947,000 and $1.1 million, respectively.

J. A. Tiberti Construction Company (“Tiberti Construction”) served as the general contractor for the expansion of the Gold Coast and The Orleans, the construction of the Orleans Arena, miscellaneous construction projects at the Suncoast and pre-construction services at the South Coast. J. Tito Tiberti owns approximately 5.7% of the outstanding common stock of Coast Casinos, and is a director and Secretary of both Coast Casinos and Coast Hotels. Mr. Tiberti is the president, a director and stockholder of, and together with his immediate family members, controls Tiberti Construction.

For the fiscal years ended December 31, 2001, 2002 and 2003, the Company incurred expenses to Tiberti Construction of approximately $63.4 million, $120.8 million and $29.4 million, respectively. At December 31, 2002 and 2003, it owed construction accounts payable to Tiberti Construction of approximately $12.1 million and $799,000, respectively.

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — Related Party Transactions (continued)

In 1995, Coast Hotels entered into a long-term ground lease with the Tiberti Company, a Nevada general partnership, with respect to the real property on which The Orleans is located. Mr. Tiberti, a stockholder, director and Secretary of Coast Casinos, and a director and Secretary of Coast Hotels, is the managing partner of the Tiberti Company. The Company incurred rental expenses of $4.5 million for each of the years ended December 31, 2001, 2002 and 2003. The Company paid the Tiberti Company $2.4 million, $2.7 million and $2.7 million in the years ended December 31, 2001, 2002 and 2003, respectively. Deferred rent payable to the Tiberti Company was $15.4 million and $17.2 million as of December 31, 2002 and 2003, respectively.

Until October 2002, Michael J. Gaughan and Franklin Toti (along with the Leo Lewis Trust) were owners of LGT Advertising, which served as the Company’s advertising agency. Effective November 1, 2002, the Company purchased the partnership interests of LGT Advertising from Messrs. Gaughan, Toti and the Leo Lewis Trust, for the sum of $1,000. Prior to the November 2002 acquisition, LGT Advertising provided advertising design services and purchased advertising for the Company’s casinos from third parties and passed any discounts directly through to the Company. LGT Advertising received no compensation or profit for such activities, and invoiced the Company for actual costs incurred. LGT Advertising used the Company’s facilities and employees in rendering its services, but did not pay any compensation to the Company for such use. Messrs. Gaughan and Toti received no compensation from LGT Advertising. For the fiscal years ended December 31, 2001, 2002 and 2003, advertising expenses to LGT Advertising were approximately $8.3 million, $5.9 million and $0, respectively.

LGT Advertising provided advertising and design services to Casino Queen, Inc., which operates the Casino Queen riverboat casino and hotel facility in East St. Louis, Illinois. Michael Gaughan owns 15% and Frank Toti owns 5% percent of the shares of stock in Casino Queen, Inc. Mr. Gaughan also serves as a director for Casino Queen, Inc. LGT rendered its services to Casino Queen, Inc. on the same terms as would be offered to an unaffiliated third party. In 2002 and 2003, after the acquisition of LGT in November 2002, the Company began providing advertising and design services to Casino Queen, Inc. and received payments from Casino Queen, Inc. of $13,000 and $66,000, respectively.

Coast Hotels has purchased certain of the Company’s equipment for its operations from RJ & S Inc., a Nevada corporation (“RJS”) that is owned by Michael J. Gaughan’s father, Jackie Gaughan, and Steven Delmont, the Company’s manager of food operations. Pursuant to the terms of its agreement with RJS, RJS purchases certain restaurant equipment and supplies and invoices the Company only for the actual amounts billed to RJS, plus applicable sales tax. Provisions of the agreement prohibit RJS employees, officers and shareholders from receiving any discounts, rebates, payments or gifts with respect to the equipment and supplies. For the fiscal years ended December 31, 2001, 2002 and 2003, the Company made purchases from RJS totaling approximately $2.7 million, $2.2 million and $1.5 million, respectively.

Michael J. Gaughan is the majority partner of Nevada Wallboards, a Nevada general partnership (“Nevada Wallboards”), which prints wallboards and parlay cards for use in the Company’s race and sports books. For the fiscal years ended December 31, 2001, 2002 and 2003, Coast Hotels incurred expenses to Nevada Wallboards of approximately $252,000, $272,000 and $275,000, respectively.

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10—Related Party Transactions (continued)

Charles Silverman, a director of Coast Hotels and Coast Casinos, is the president of Yates-Silverman, Inc., which served as the designer of The Orleans, the Suncoast and various expansion projects at The Orleans, the Suncoast and the Gold Coast during 2001 and 2002. Yates-Silverman is currently assisting the Company in the design of the South Coast project. For the fiscal years ended December 31, 2001, 2002 and 2003, the Company incurred expenses to Yates-Silverman of $947,000, $440,000 and $889,000, respectively.

Coast Hotels promotes The Orleans by advertising on NASCAR vehicles operated by Orleans Motor Sports, Inc. In 2002, the Company entered into an agreement with Orleans Motor Sports, Inc. to place the logo of The Orleans on a truck racing in NASCAR’s Craftsman Truck Series, on transportation vehicles utilized by Orleans Motor Sports, Inc. and on any other vehicles raced by Orleans Motor Sports, Inc. in NASCAR races. Michael J. Gaughan is the sole owner of Orleans Motor Sports, Inc. Brendan Gaughan, the main driver employed by Orleans Motor Sports, is the son of Michael J. Gaughan. For the fiscal years ended December 31, 2001, 2002 and 2003, the Company paid or provided in-kind services in the amount of $332,000, $480,000 and $600,000, respectively, to Orleans Motor Sports, Inc.

Coast Benefits, a division of Coast Hotels, operates a Group Benefits Plan in which qualified employees of Coast Hotels are entitled to participate. Eligible employees are covered under the plan and may elect coverage for their dependents, for a fee, through payroll deduction. Coast Benefits also offers participation in the Group Benefits Plan to other entities in which Michael Gaughan or his son, John Gaughan, has an interest, including Michael J. Gaughan Airport Slot Concession, Inc., Gaughan-Richardson Development LLC, G & M Interactive LLC, Las Vegas Dissemination, Inc., Nevada Wallboards, Orleans Motor Sports, Inc. and Kroyer Racing Engines, LLC. Each division of Coast and the other entities listed above is charged a monthly fee for eligible employees ($260 per employee as of January 2004) plus amounts withheld for dependent coverage to cover the costs of benefits and administration of the plan. For the fiscal years ended December 31, 2001, 2002 and 2003, Coast Hotels collected, in the aggregate, $565,000, $673,000 and $856,000, respectively, from the related entities. For the fiscal years ended December 31, 2001, 2002 and 2003, Coast Hotels paid benefits and administrative costs, in the aggregate, of $760,000, $808,000 and $1.0 million, respectively on behalf of the related entities. At December 31, 2002 and 2003, Coast Hotels was owed $0 and $500,000, respectively, by the related entities for excess benefits and costs paid.

Michael J. Gaughan, Jr., the son of Michael J. Gaughan, and David Ross, the general manager of the Suncoast, are owners of Coast Vacations, Inc., a travel agency operating under the name Las Vegas Vacations (“LVV”) that markets the Company’s hotel-casino properties to residents of Vancouver, Canada. Coast Hotels has agreed to pay LVV approximately $10,000 per month to promote its hotel-casinos subject to certain conditions designed to assure that LVV is utilizing such funds in a productive manner and for purposes that benefit the Company. During the fiscal years ended December 31, 2001, 2002 and 2003, the Company paid $91,000, $120,000 and $120,000, respectively, to LVV.

Michael J. Gaughan, Jr. is the general manager of the Barbary Coast. For the fiscal years ended December 31, 2001, 2002 and 2003, Michael J. Gaughan, Jr. received total salaries and bonuses in the amounts of $135,000, $162,000 and $175,000, respectively.

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10—Related Party Transactions (continued)

Coast Hotels operates a satellite sports book at the Plaza Hotel and Casino (“Plaza”), a hotel-casino in Las Vegas that is primarily owned by Jackie Gaughan, Michael J. Gaughan’s father. Coast Hotels combines the sports book wagers generated at the Plaza with wagers accepted at its other sports books. The Plaza is allocated a pro-rata share of the net sports book winnings or losses, based on the percentage of wagers placed at the Plaza compared to the combined wagers placed at all Coast Hotels’ sports books. Such winnings or losses are netted against the direct and indirect costs of operating the sports book at the Plaza including, but not limited to, labor costs, advertising costs, printing costs and state and federal taxes. For the fiscal years ended December 31, 2001, 2002 and 2003, the Plaza received approximately $742,000, $584,000 and $1.0 million, respectively and Coast Hotels retained approximately $399,000, $411,000 and $474,000 for direct and indirect costs associated with operating the Plaza sports book.

NOTE 11 — Benefit Plans

401(k) Plans

The Company offers separate defined contribution 401(k) plans for eligible employees. All employees of the Gold Coast, The Orleans and the Suncoast, and all employees of the Barbary Coast not covered by a collective bargaining agreement, are eligible to participate. The employees may elect to defer up to 15% of their yearly compensation, subject to statutory limits. The Company makes matching contributions of varying levels based on the employees’ levels of contributions. Contribution expense was $1.7 million, $3.2 million and $3.5 million for the years ended December 31, 2001, 2002 and 2003, respectively.

Defined Benefit Plan

Certain employees at the Barbary Coast are covered by a union-sponsored, collectively bargained, multi-employer, defined benefit pension plan. The Barbary Coast contributed $303,000, $317,000 and $330,000 during the years ended December 31, 2001, 2002 and 2003, respectively, to the plan. These contributions are determined in accordance with the provisions of negotiated labor contracts and generally are based on the number of hours worked.

Stock Incentive Plan

In December 1996, the Board of Directors adopted the 1996 Stock Incentive Plan (the “Plan”) which authorizes the issuance of (i) shares of Coast Casinos Common Stock or any other class of security of the Company which is convertible into shares of Coast Casinos Common Stock or (ii) a right or interest with an exercise or conversion privilege at a price related to Coast Casinos Common Stock or with a value derived from the value of such common stock. Awards under the Plan are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. Officers, key employees, directors (whether employee directors or non-employee directors) and consultants of the Company and its subsidiaries are eligible to participate in the Plan.

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Incentive Plan (continued)

Under the terms of the Plan, the aggregate number of shares issued and issuable pursuant to all awards (including all incentive stock options) granted under the Plan shall not exceed 220,000 at any time. In addition, the aggregate number of shares subject to awards granted during any calendar year to any one eligible person (including the number of shares involved in awards having a value derived from the value of shares) shall not exceed 40,000.

No awards may be made under the Plan after the tenth anniversary of the adoption of the Plan. Although shares may be issued after the tenth anniversary of the adoption of the Plan pursuant to awards made prior to such date, no shares may issued under the Plan after the twentieth anniversary of adoption of the Plan.

Effective January 1, 1999, the Company issued options to purchase 30,415 shares of its common stock to its chief operating officer. The options were fully vested at December 31, 2001. The options expire on December 31, 2008. Effective June 14, 1999, the Company issued options to purchase 5,000 shares of its common stock to its chief financial officer. The options were fully vested on June 14, 2001 and expire on June 13, 2009. The exercise price on the options is at $100 per share, which was equivalent to the estimated fair value of the Company’s common stock at the grant date, as estimated by the Company from recent sales of common stock between shareholders.

As previously described in Note 2, the Company accounts for the Plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations.

NOTE 12 – Treasury Stock

In May 1999, the Company’s Board of Directors authorized the potential repurchase of up to 50,000 shares of common stock from stockholders at a maximum aggregate repurchase price of $5.0 million. In August 2001, the Board of Directors increased the maximum aggregate repurchase price to $5.5 million. As of December 31, 2003, the Company had repurchased a total of 33,175 shares of common stock from shareholders at a total purchase price of $3.3 million.

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — Supplemental Cash Flows Information

For the years ended December 31, 2001, 2002 and 2003 supplemental cash flows information amounts are as follows:

	December 31,
	2001	2002	2003
	(in thousands)
Interest paid	$29,599	$32,511	$37,521

Income taxes paid	$14,446	$6,600	$7,500

Supplemental schedule of non-cash investing and financing activities:
Property and equipment acquisitions included in accounts payable or financed through notes payable	$34,053	$12,645	$3,355

Net trade-in value utilized for property and equipment acquisitions	$—	$2,008	$—

NOTE 14 — Regulation of Gaming Operations

The gaming operations of the Company are subject to the licensing and regulatory control of the Nevada Gaming Commission (the Nevada Commission), the Nevada State Gaming Control Board (the Nevada Control Board) and the Clark County Liquor and Gaming Board (the Clark County Board) (collectively, the Nevada Gaming Authorities). These agencies issue gaming licenses based upon, among other considerations, evidence that the character and reputation of principal owners, officers, directors, and certain other key employees are consistent with regulatory goals. The Company has secured the necessary licenses. The licenses are not transferable and must be renewed periodically upon the payment of appropriate taxes and license fees. The Nevada Gaming Authorities have broad discretion with regard to the renewal of the licenses and may at any time revoke, suspend, condition, limit or restrict a license for any cause deemed reasonable by the issuing agency. Officers, directors and key employees of the Company must be approved by the Nevada Control Board and licensed by the Nevada Commission and Clark County Board.

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - Earnings Per Share

The computations of basic net income per common share and diluted net income per common share for the years ended December 31, 2001, 2002 and 2003, are as follows (in thousands, except share and per share data):

	Year Ended December 31,
	2001	2002	2003
Net income applicable to computations	$36,431	$31,714	$44,318

Weighted-average common shares applicable to net income per common share	1,462,366	1,461,178	1,461,178
Effect of dilutive securities:
Stock option incremental shares	35,415	22,214	26,759

Weighted-average common shares applicable to net income per common share, assuming dilution	1,497,781	1,483,392	1,487,937

Basic net income per share of common stock	$24.91	$21.70	$30.33

Diluted net income per share of common stock	$24.32	$21.38	$29.78

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — Quarterly Financial Information (unaudited)

The following information shows selected items (in thousands, except per share data), for each quarter in the years ended December 31, 2002 and 2003:

	2002
	First	Second	Third	Fourth	Year
Gross revenues	148,319	149,706	144,743	157,750	600,518
Less promotional allowances	(13,244)	(13,251)	(13,880)	(15,023)	(55,398)

Net revenues	135,075	136,455	130,863	142,727	545,120

Operating income	24,270	21,114	12,521	20,144	78,049

Net income	11,383	11,089	3,053	6,189	31,714

Basic net income per share	7.79	7.59	2.09	4.23	21.70

Diluted net income per share	7.66	7.46	2.06	4.20	21.38

	2003
	First	Second	Third	Fourth	Year
Gross revenues	159,637	157,891	161,071	167,005	645,604
Less promotional allowances	(13,190)	(12,795)	(13,058)	(14,063)	(53,106)

Net revenues	146,447	145,096	148,013	152,942	592,498

Operating income	29,700	25,565	22,013	27,458	104,736

Net income	13,708	10,887	8,161	11,562	44,318

Basic net income per share	9.38	7.45	5.59	7.91	30.33

Diluted net income per share	9.23	7.33	5.49	7.73	29.78

Dividends declared per share	—	—	3.50	—	3.50

NOTE 17 – Dividends

On August 15, 2003, the Company paid a dividend of $3.50 per common share to stockholders of record at the close of business on August 1, 2003. On August 1, 2003, there were 1,461,178 shares outstanding, and the dividend paid totaled $5,114,000.

NOTE 18 – Subsequent Events

Dividends

On February 5, 2004, the Company paid a dividend of $3.50 per common share to stockholders of record at the close of business on January 26, 2004. On January 26, 2004 there were 1,461,178 shares outstanding, and the dividend paid totaled $5,114,000.

COAST CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — Subsequent Events (continued)

Merger Agreement

On February 6, 2004, Coast Casinos entered into a definitive merger agreement with Boyd Gaming Corporation (“Boyd”). Under the agreement, Coast Casinos will merge into a subsidiary of Boyd and become a wholly owned subsidiary of Boyd. Coast will be positioned in Boyd as a separate operating unit managed by the current Coast Casinos management. In the merger, each issued and outstanding share of Coast Casinos common stock held by each Coast Casinos stockholder (other than Michael J. Gaughan, the Chairman and Chief Executive Officer of Coast Casinos, Jerry Herbst, a director and the Treasurer of Coast Casinos, and Franklin Toti, a director and the Vice President of Casino Operations of Coast Casinos) will be converted into the right to receive $550 in cash, unless an election is made by such Coast Casinos stockholder to receive 32.8025 shares of Boyd Gaming common stock for such share of Coast Casinos common stock. The maximum aggregate number of shares of Boyd Gaming common stock issuable in the merger to Coast Casinos stockholders, other than Messrs. Gaughan and Toti, will be 1,009,194 shares, unless an adjustment is required in order to qualify the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The amount of stock consideration and cash consideration that each Coast Casinos stockholder, other than Messrs. Gaughan and Toti, will be entitled to receive at the effective time of the merger will have an aggregate value of at least $550 per share of Coast Casinos common stock exchanged in the merger. Because the aggregate number of shares of Boyd Gaming common stock that may be issued in the merger is limited to 1,009,194 shares, it is possible that a substantial portion of the merger consideration received by each such Coast Casinos stockholder will be in the form of cash consideration, regardless of the election made by such stockholder.

At the effective time of the merger, each issued and outstanding share of Coast Casinos common stock held by Messrs. Gaughan and Toti will be converted into the right to receive 32.8025 shares of Boyd Gaming common stock. In addition, each issued and outstanding share of Coast Casinos common stock held by Mr. Herbst will be converted into the right to receive $550 in cash. The merger is subject to receipt of approvals of the stockholders of both Coast Casinos and Boyd, gaming and other government and regulatory approvals and other customary closing conditions. Stockholders of the Company, representing approximately 56% of the voting power of Coast Casinos shares, have agreed for a period of two years to vote their shares in favor of the Boyd merger and against any other combination. Should, however, the merger agreement be terminated as a result of certain matters set forth therein and, within 30 months after the date of the merger agreement, Coast Casinos enters into a takeover transaction with another entity, a $30.0 million termination fee will be payable to Boyd Gaming on the date of consummation of such takeover transaction. The merger is expected to be completed immediately upon receipt of necessary third party approvals.

If the merger with Boyd is consummated, holders of the senior subordinated notes will have the right to require the surviving corporation in the merger to purchase the outstanding senior subordinated notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest. Additionally, the consummation of the merger will result in a change of control that will result in a default under the credit agreement. Boyd has advised the Company that it intends to refinance the Company’s bank indebtedness upon consummation of the merger and will purchase any senior subordinated notes tendered for purchase by the holders thereof in accordance with the terms of the indenture governing the senior subordinated notes. However, no assurance can be given that all conditions to the consummation of the merger will be satisfied or that the merger will be consummated.